Exhibit 99.1

Risks Related to the Proposed Walden Acquisition

The Proposed Walden Acquisition is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the Proposed Walden Acquisition could have material adverse effects on the business of Adtalem.

The completion of the Proposed Walden Acquisition is subject to certain closing conditions, including receipt of a DOE Preacquisition Response (as defined in the Purchase Agreement), approval by the HLC and required antitrust approvals and other customary closing conditions, which make the completion and timing of the completion of the Proposed Walden Acquisition uncertain. In particular, the DOJ Investigation is still ongoing, and pursuant to its access rights under the terms of the Purchase Agreement, Adtalem is continuing to conduct its own investigation of the matters addressed in the DOJ and HLC correspondence, including reviewing relevant documents and other information and interviewing relevant Laureate and/or Walden personnel. As a condition to closing the Proposed Walden Acquisition, certain designated regulatory authorities, including the HLC, must consent to the Proposed Walden Acquisition. The parties are required to cooperate and use reasonable best efforts to obtain those designated pre-closing consents from, among others, the HLC. However, HLC may nonetheless approve the Proposed Walden Acquisition despite the DOJ investigation being ongoing, and we may be required to close the Proposed Walden Acquisition.

Also, either Adtalem or Laureate may terminate the Purchase Agreement if the Proposed Walden Acquisition has not been consummated by March 11, 2022, except that this right to terminate the Purchase Agreement will not be available to any party whose action or failure to perform any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Proposed Walden Acquisition to be consummated on or before that date.

If the Proposed Walden Acquisition is not completed, Adtalem’s ongoing business may be materially adversely affected and, without realizing any of the benefits that Adtalem could have realized had the Proposed Walden Acquisition been completed, Adtalem will be subject to a number of risks, including the following:

•	the market price of Adtalem common stock could decline;

•	if the Purchase Agreement is terminated and the Adtalem Board seeks another business combination, Adtalem stockholders cannot be certain that Adtalem will be able to find a party willing to enter into any transaction on terms equivalent to or more attractive than the terms that Adtalem and Laureate have agreed to in the Purchase Agreement;

•	time and resources committed by Adtalem’s management to matters relating to the Proposed Walden Acquisition could otherwise have been devoted to pursuing other beneficial opportunities;

•	Adtalem may experience negative reactions from the financial markets or from its customers or employees; and

•	Adtalem will be required to pay its costs relating to the Proposed Walden Acquisition, such as legal, accounting, financial advisory and printing fees, whether or not the Proposed Walden Acquisition is completed.

In addition, if the Proposed Walden Acquisition is not completed, Adtalem could be subject to litigation related to any failure to complete the Proposed Walden Acquisition or related to any enforcement proceeding commenced against Adtalem to perform its obligations under the Purchase Agreement. If any such risk materializes, it could adversely impact Adtalem’s ongoing business. Furthermore, under certain specified circumstances, Adtalem may be required to pay Laureate a termination fee of $88.8 million, including if Adtalem terminates the Purchase Agreement as a result of the imposition by the DOE of certain restrictions, or if Laureate terminates the Agreement as a result of Adtalem’s failure to consummate the transaction upon satisfaction of the closing conditions

Similarly, delays in the completion of the Proposed Walden Acquisition could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the Proposed Walden Acquisition and cause us not to realize some or all of the benefits that we expect to achieve if the Proposed Walden Acquisition is successfully completed within its expected timeframe. There can be no assurance that the conditions to the closing of the Proposed Walden Acquisition will be satisfied or waived or that the Proposed Walden Acquisition will be consummated.

The Proposed Walden Acquisition is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Adtalem or the combined company or, if not obtained, could prevent completion of the Proposed Walden Acquisition.

Before the Proposed Walden Acquisition may be completed, any approvals, consents or clearances required in connection with the Proposed Walden Acquisition must have been obtained, in each case, under applicable law, including pursuant to the anti-trust laws and education laws. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Under the Purchase Agreement, Adtalem has agreed with Laureate to cooperate and use their reasonable best efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except that Adtalem’s may not be required to cooperate if the DOE Preacquisition Approval contains a “Burdensome Condition” (as defined in the Purchase Agreement).

In addition, regulators may impose conditions, terms, obligations or restrictions in connection with their approval of or consent to the Proposed Walden Acquisition, and such conditions, terms, obligations or restrictions may delay completion of the Proposed Walden Acquisition or impose additional material costs on or materially limit the revenues of the combined company following the completion of the Proposed Walden Acquisition. Regulators may impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the Proposed Walden Acquisition.

As part of the regulatory approval process, we have entered into certain undertakings with the DOE and HLC, including a Preacquisition Application with the DOE and a Change of Control, Organization and Legal Structure Application with the HLC. The undertakings are anticipated to contain various commitments by us that will be effective upon completion of the Proposed Walden Acquisition.

The Proposed Walden Acquisition remains subject to regulatory approval from the applicable Educational Agencies, the Burdensome Condition provision of Section 5.05(b) of the Purchase Agreement, and certain closing conditions. There can be no assurance that we will receive regulatory approval for the Proposed Walden Acquisition or that the closing of the Proposed Walden Acquisition will occur.

Each party is subject to business uncertainties and contractual restrictions while the proposed acquisition is pending, which could adversely affect the business and operations of Adtalem or the combined company.

In connection with the pendency of the Proposed Walden Acquisition, it is possible that some customers, suppliers and other persons with whom Adtalem or Walden has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Adtalem or Walden, as the case may be, as a result of the Proposed Walden Acquisition, which could negatively affect Adtalem’s current or the combined company’s future revenues, earnings and cash flows, as well as the market price of Adtalem common stock, regardless of whether the Proposed Walden Acquisition is completed.

Under the terms of the Purchase Agreement, Walden is subject to certain restrictions on the conduct of its business prior to completing the Proposed Walden Acquisition, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect Walden’s business and operations prior to the completion of the Proposed Walden Acquisition.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Proposed Walden Acquisition.

Uncertainties associated with the Proposed Walden Acquisition may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Adtalem and Walden are each dependent on the experience and industry knowledge of their management and other key employees to execute their business plans. The combined company’s success after the completion of the Proposed Walden Acquisition will depend in part upon the ability of each of Adtalem and Walden to retain key management personnel and other key employees. Prior to completion of the Proposed Walden Acquisition, current and prospective employees of each of Adtalem and Walden may experience uncertainty about their roles within the combined company following the completion of the Proposed Walden Acquisition, which may have an adverse effect on the ability of each of Adtalem and Walden to attract or retain key management and other key personnel. In addition, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of each of Adtalem and Walden to the same extent that Adtalem and Walden have previously been able to attract or retain their own employees.

The historical financial information relating to the Walden business to be acquired in the Proposed Walden Acquisition may not be representative of the results or financial condition of such assets if they had been operated independently and, as a result, may not be a reliable indicator of their future results.

The Walden business to be acquired in the Proposed Walden Acquisition are currently operated by Laureate. Consequently, the financial information relating to such assets included in this document has been derived from the financial statements and accounting records of Laureate and reflect the costs as well as assumptions and allocations made by Laureate’s management. The financial position, results of operations and cash flows relating to such assets presented may be different from those that would have resulted had such assets been operated independently, during the applicable periods or at the applicable dates. As a result, the historical financial information relating to such Walden business may not be a reliable indicator of future results.

The unaudited pro forma condensed combined financial information in this offering memorandum is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the Proposed Walden Acquisition.

The unaudited pro forma condensed combined financial information in this offering memorandum is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Proposed Walden Acquisition been completed on the dates indicated. Further, the combined company’s actual results and financial position after the Proposed Walden Acquisition may differ materially and adversely from the unaudited pro forma condensed combined financial information that is included in this offering memorandum. These estimates may be revised as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this offering memorandum, that Adtalem will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual Acquisition Consideration and the fair value of the assets and liabilities of Adtalem under GAAP as of the date of the completion of the Proposed Walden Acquisition. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this offering memorandum.

Completion of the Proposed Walden Acquisition may trigger change in control or other provisions in certain agreements to which Walden is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the Proposed Walden Acquisition may trigger change in control and other provisions in certain agreements to which Walden is a party. If we are unable to negotiate waivers of those provisions with the counterparties, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if we are able to negotiate waivers with the counterparties, they may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Walden or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

We may not have discovered undisclosed liabilities of Walden or adequately estimated the potential risks related to its disclosed or undisclosed liabilities during our due diligence process.

In the course of the due diligence review of Walden that we conducted prior to the execution of the Purchase Agreement, we may not have discovered, or may have been unable to quantify, undisclosed liabilities of Walden and its subsidiaries, and our stockholders may not be indemnified for any of these liabilities.

In addition, we may not have adequately estimated the potential risks related to disclosed and undisclosed liabilities of Walden and its subsidiaries. Any such disclosed or undisclosed liabilities or risks that have not been adequately estimated could have an adverse effect on our business, results of operations, financial condition and cash flows and on the value of our common stock following the completion of the Proposed Walden Acquisition. Examples of such liabilities may include, but are not limited to, pending or threatened litigation or regulatory matters, such as the ongoing DOJ investigation of Walden as further described below.

On September 16, 2020, Laureate advised Adtalemof the DOJ Investigation. Subsequently, Walden disclosed the DOJ Investigation to the HLC. On October 13, 2020, Laureate advised Adtalem that Walden had received a letter from the HLC notifying Walden that the HLC sought to assign a public Governmental Investigation designation to Walden University. On November 9, 2020, the HLC assigned the designation of “Under Governmental Investigation” to Walden, which will remain in place until the President of the HLC determines that Walden has resolved the issues that led to the designation.

Pursuant to its access rights under the terms of the Purchase Agreement, Adtalem is continuing to conduct its own investigation of the matters addressed in the DOJ and HLC correspondence, including reviewing relevant documents and other information and interviewing relevant Laureate and/or Walden personnel. As a condition to closing the Proposed Walden Acquisition, certain designated regulatory authorities, including the HLC, must consent to the Proposed Walden Acquisition. Pursuant to Section 5.05(a) of the Purchase Agreement, the parties are required to cooperate and use reasonable best efforts to obtain those designated pre-closing consents from, among others, the HLC. Consistent with the HLC’s policies and procedures, a Governmental Investigation designation by the HLC could delay or prevent the HLC’s approval of a substantive change application to approve the Proposed Walden Acquisition. We continue to evaluate these regulatory developments and the potential impact, if any, on the Proposed Walden Acquisition.

If the HLC consented to the Proposed Walden Acquisition prior to resolution of the DOJ Investigation or if the DOJ Investigation is not resolved in a manner that is favorable to Walden, and we were otherwise required under the Purchase Agreement to close the Proposed Walden Acquisition, any adverse or unfavorable outcome of the DOJ Investigation could materially and adversely impact Walden, or subject Walden to operational restrictions, litigation and increased costs. As a result, our ability to realize the benefit or synergies of the Proposed Walden Acquisition which could also have a material and adverse impact on our business, financial condition, cash flows and results of operations.

Many contracts, which will need to be assigned from Walden to us in connection with the Acquisition, require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase our expenses or otherwise reduce our profitability.

In connection with the Proposed Walden Acquisition, a number of contracts with customers, suppliers, landlords and other third parties are to be assigned from Walden or its affiliates to us or our affiliates. However, many of these contracts may require the contractual counterparty’s consent to such an assignment. Similarly, in some circumstances, we and another business unit of Walden are joint beneficiaries of contracts, and we will need to enter into a new agreement with the third party to replicate the contract or assign the portion of the contract related to our business. It is possible that some parties may use the consent requirement to seek more favorable contractual terms from us. If we are unable to obtain these consents, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to us as part of the Proposed Walden Acquisition. If we are unable to obtain consents with respect to contracts with any of our important authors or other contractual counterparties, the loss of these contracts could increase our expenses or otherwise reduce our profitability.

Failure to complete the Proposed Walden Acquisition could negatively impact our stock price and our future business and financial results.

If the Proposed Walden Acquisition is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Proposed Walden Acquisition, we could be subject to a number of negative consequences, including, among others: (i) we may experience negative reactions from the financial markets, including negative impacts on our stock price; (ii) we will still be required to pay certain significant costs relating to the Proposed Walden Acquisition, including legal, accounting, and financial advisor costs; (iii) we may be required to pay a cash termination fee as required by the Agreement; and (iv) matters related to the Proposed Walden Acquisition (including integration planning) require substantial commitments or our time and resources, which could have resulted in our inability to pursue other opportunities that could have been beneficial to us.

If the Proposed Walden Acquisition is not completed, any of these risks may materialize and may adversely affect our businesses, financial condition, financial results, and stock price.

The combined company is expected to incur substantial expenses related to the completion of the Proposed Walden Acquisition and the integration of Walden with Adtalem’s business.

We have incurred, and the combined company is expected to continue to incur, substantial expenses in connection with the completion of the Proposed Walden Acquisition and the integration of Adtalem and Walden. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, payroll, marketing and benefits. In addition, the businesses of Adtalem and Walden will continue to maintain a global presence. The substantial majority of these costs will be non-recurring expenses related to the Proposed Walden Acquisition (including financing of the Proposed Walden Acquisition). The combined company may incur additional costs to maintain employee morale and to retain key employees. Adtalem will also incur transaction fees and costs related to formulating integration plans for the combined business, and the execution of these plans may lead to additional unanticipated costs. Additionally, as a result of the Proposed Walden Acquisition, rating agencies may take negative actions with regard to the combined company’s credit ratings, which may increase the combined company’s costs in connection with the financing of the Proposed Walden Acquisition. These incremental transaction and acquisition-related costs may exceed the savings the combined company expects to achieve from the elimination of duplicative costs and the realization of other efficiencies related to the integration of the businesses, particularly in the near term and in the event there are material unanticipated costs.

Adtalem is incurring substantial indebtedness to finance the Proposed Walden Acquisition.

As of September 30, 2020, on a pro forma basis after giving effect to the Acquisition Financing (including this offering), the Proposed Walden Acquisition and the other adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information of Adtalem and Walden”, Adtalem will have approximately $1.65 billion indebtedness outstanding. The increased indebtedness of the combined company in comparison to that of Adtalem on a historical basis could adversely affect the combined company in a number of ways, including:

•	affecting the combined company’s ability to pay or refinance its debts as they become due during adverse economic, financial market and industry conditions;

•	requiring the combined company to use a larger portion of its cash flow for debt service, reducing funds available for other purposes;

•	causing the combined company to be less able to take advantage of business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	increasing the combined company’s vulnerability to adverse economic, industry or competitive developments;

•	affecting the combined company’s ability to obtain additional financing;

•	decreasing the combined company’s profitability and/or cash flow;

•	causing the combined company to be disadvantaged compared to competitors with less leverage;

•	resulting in a downgrade in the credit rating of the combined company or any indebtedness of the combined company or its subsidiaries which could increase the cost of further borrowings; and

•	limiting the combined company ability to borrow additional funds in the future to fund working capital, capital expenditures and other general corporate purposes.

If the combined company incurs additional indebtedness following the Proposed Walden Acquisition, the risks related to the substantial indebtedness of the combined company may intensify. For more information on the financial impact of the combined company’s indebtedness.

Risks Relating to the Combined Company After Completion of the Proposed Walden Acquisition

Outbreaks of communicable infections or diseases, or other public health pandemics, such as the global coronavirus outbreak currently being experienced, in the locations in which we, our students, faculty, and employees live, work, and attend classes, could substantially harm our business.

Disease outbreaks and other public health conditions, such as the current outbreak of COVID-19 currently being experienced, in the locations in which we, our students, faculty, and employees live, work, and attend classes could have a significant negative impact on our revenue, profitability, and business. We have developed and continue to develop plans to help mitigate the negative impact of the coronavirus to our business including all classes having shifted to online learning, all employees working from home, practice containment, recovery and normalization scenario planning, and emergency succession planning. In particular, our remote work arrangements for employees, coupled with stay-at-home orders and quarantines, pose challenges for those employees and our IT systems, and extended periods of remote work arrangements could strain our business continuity plans, introduce operational risk, including cybersecurity and IT systems management risks. The situation surrounding COVID-19 is fluid, and if financial markets become disrupted or volatile, we could face heightened risks related to our financing activities, including limited availability of funding or increased funding costs, which could adversely affect our business, financial position, and results of operations.

The coronavirus outbreak continues to be fluid and uncertain, making it difficult to forecast the final impact it could have on our future operations. If our business experiences prolonged occurrences of adverse public health conditions, such as the coronavirus, and the attendant stay-at-home orders, we believe it could have a material adverse effect on our business, financial condition, results of operations, and cash flows. We will continue to evaluate, and if appropriate, adopt other measures in the future required for the ongoing safety of our students and employees.

For Adtalem, COVID-19 resulted in estimated revenue losses of approximately $14 million and operating income losses of approximately $7 million in the first quarter of fiscal year 2021 and estimated revenue losses of approximately $29 million and operating income losses of approximately $19 million in fiscal year 2020. In addition, Adtalem implemented a workforce reduction of 32 positions in the fourth quarter of fiscal year 2020 to become more cost effective in response to COVID-19. The resulting severance charge in the fourth quarter of fiscal year 2020 was not significant.

For Walden, COVID-19 has had an immaterial unfavorable impact as the institution’s programs are 100% online and the institution has managed to deliver traditional face-to-face events virtually and has worked extensively with accreditors and partners to manage field experience assignments and risk.

Management anticipates further negative COVID-19 effects to consolidated revenue and net income further into fiscal year 2021 for as long as social distancing and other measures established to combat the virus continue.  The ongoing pandemic may also cause the risks associated with our industry and business described herein and in our public filings may become more significant.

If our business results and financial condition were materially and adversely impacted, then assets such as accounts receivable, property and equipment, operating lease assets, intangible assets and goodwill could be impaired, requiring a possible write-off. As of September 30, 2020, intangible assets from business combinations totaled $285.0 million and goodwill totaled $686.5 million for Adtalem and goodwill totaled $2.8 million for Walden.

The combined company may be unable to successfully integrate the business of Adtalem and the Walden business acquired in the Proposed Walden Acquisition and realize the anticipated benefits of the Proposed Walden Acquisition.

The success of the Proposed Walden Acquisition will depend, in part, on the combined company’s ability to successfully combine the business of Adtalem and the Walden business acquired in the Proposed Walden Acquisition, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the combination. If the combined company is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected and the combined company’s financial position, results of operations and cash flows and the value of its common stock may be harmed. Additionally, rating agencies may take negative actions against the combined company.

The Proposed Walden Acquisition involves the integration of certain Walden assets of Laureate with Adtalem’s existing business, which is expected to be a complex, costly and time-consuming process. The integration may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the Proposed Walden Acquisition;

•	managing a larger combined company;

•	maintaining employee morale and retaining key management and other employees;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	retaining existing business and operational relationships and attracting new business and operational relationships;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems;

•	unanticipated changes in federal or state laws or regulations, including changes with respect to government financial aid programs and any regulations enacted thereunder;

•	unforeseen or worse liabilities or risks related to Walden; and

•	unforeseen expenses or delays associated with the Proposed Walden Acquisition.

Many of these factors will be outside of the combined company’s control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect the combined company’s financial position, results of operations and cash flows.

The integration of Walden with Adtalem’s business may result in unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. These integration matters could have an adverse effect on (i) each of Adtalem and Walden during this transition period and (ii) the combined company for an undetermined period after completion of the Proposed Walden Acquisition. In addition, any actual cost savings of the Proposed Walden Acquisition could be less than anticipated.

In addition, certain risks associated with our industry and business described herein and in our public filings may become more significant following consummation of the Proposed Walden Acquisition.

The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following the completion of the Proposed Walden Acquisition.

Following the completion of the Proposed Walden Acquisition, the size of the combined company’s business will be significantly larger than the current size of Adtalem’s business. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. The combined company may not be successful or may not realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Proposed Walden Acquisition.

The restrictive covenants in the debt instruments to be incurred in connection with the Proposed Walden Acquisition may limit our operating flexibility. Our failure to comply with these covenants could result in defaults under our indenture governing the notes offered hereby, Credit Agreement and future debt instruments even though we may be able to meet our debt service obligations.

The instruments that will governing our indebtedness, including our the indenture governing the notes offered hereby and the Credit Agreement, will impose significant operating and financial restrictions on us and our subsidiaries following the Proposed Walden Acquisition. These restrictions may in certain circumstances significantly limit, among other things, our ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create liens and engage in certain types of mergers or acquisitions. Our future debt instruments may have similar or more restrictive covenants. These restrictions could limit our ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the note holders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all or a substantial portion of our debt to become immediately due and payable.

There can be no assurance that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, there can be no assurance that the terms would be favorable to us. If we default on any future secured debt, the secured creditors could foreclose on their liens. As a result, any event of default could have a material adverse effect on our business and financial condition, and could prevent us from paying amounts due under the notes.

Following the consummation of the Proposed Walden Acquisition, the combined company will have assumed all potential liabilities relating to Walden.

Following the consummation of the Proposed Walden Acquisition, the combined company will have assumed all liabilities relating to Walden. Any such liabilities could cause us to potentially experience significant losses, which could materially adversely affect our business, results of operations and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — WALDEN

You should read the following discussion of Walden’s results of operations and financial condition with the audited combined financial statements and related notes of Walden, which are included elsewhere in this offering memorandum. Where applicable, please reference unaudited interim combined financial statements and related notes of Walden for the periods ending September 30, 2020 and 2019, which are included elsewhere in this offering memorandum. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements.

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (this “Walden MD&A”) is provided to assist readers of the Walden financial statements in understanding the results of operations, financial condition and cash flows of Walden, related Laureate activities and balances, and certain Laureate corporate cost allocations (the “Walden Education Business”). The discussion of results that follows includes comparisons to a non-GAAP financial measure. The presentation of this non-GAAP measure is intended to enhance the usefulness of financial information by providing measures that Walden’s management uses internally to evaluate its performance. The reconciliation of reported U.S. GAAP results to non-GAAP measures is presented in “Non-GAAP Measures” including descriptions of the excluded items. The combined financial statements are presented in U.S. dollars (USD) rounded to the nearest thousand, with the amounts in this Walden MD&A rounded to the nearest tenth of a million. Therefore, discrepancies in the tables between totals and the sums of the amounts listed may occur due to such rounding. This Walden MD&A is presented in the following sections:

•	Overview;

•	Results of Operations;

•	Liquidity and Capital Resources;

•	Contractual Obligations;

•	Off-Balance Sheet Arrangements;

•	Critical Accounting Policies and Estimates; and

•	Recently Issued Accounting Standards.

Overview

Walden’s Business

The Walden Education Business (“Walden”) is a global, comprehensive online institution of higher education serving over 52,000 students. In 2020, Walden is proud to experience its 50th anniversary of offering distance education to working professionals. Walden offers over 80 degree programs and is regionally accredited in the United States by the Higher Learning Commission (HLC). As a testament to quality, Walden actively pursues and maintains broad programmatic accreditation from groups like CCNE (Nursing), CACREP (Counseling), CSWE (Social Work), NCATE (Education), ACBSP (Business), and CEPH (Public Health) among others. Walden is a registered institution in the state of Minnesota and is currently authorized, licensed, registered, exempt or not subject to approval in all states of the United States, except New York and Rhode Island. Walden is the number one conferrer of MSN degrees, MHA degrees, online graduate degrees, and of doctoral degrees to African Americans. Walden believes that through its Mission of Social Change, it provides access to quality, affordable education focused on student outcomes and truly offer Education for Good.

On September 11, 2020, Walden’s parent Laureate Education, Inc. (Laureate), entered into a Membership Interest Purchase Agreement with Adtalem Global Education, Inc. to sell all of the issued and outstanding membership interests in Walden e-Learning, LLC, and its subsidiary, Walden University, LLC (which will include specifically identified carve-out items from Laureate Higher Education Shared Services transitioned to Walden University, LLC prior to closing).

Enrollment and Revenue

Walden offers Bachelor, Master, and Doctorate programs in addition to various certificate programs. Additionally, the institution has a School of Lifelong Learning to encourage students, alumni and staff to affordably and effectively continue their educational journey. Students finance their education in a variety of ways, including Title IV. Enrollments are total students enrolled at period end and does not include enrollments in the School of Lifelong Learning.

The following information for Walden’s revenue by degree level is presented for the year ended December 31, 2019 and for nine months ended September 30, 2020.

	12/31/2019 Enrollment	12/31/2019 Revenue ($ in millions)	% Contribution to 12/31/2019 Revenues	9/30/2020 Enrollment	9/30/2020 Revenue ($ in millions)	% Contribution to 9/30/2020 Revenues
Masters Programs	30,381	$342.3	57.1%	32,799	$267.9	58.1%
Doctoral Programs	14,461	154.5	25.8%	14,249	109.4	23.7%
Undergraduate Programs	7,816	60.9	10.2%	9,200	49.4	10.7%
Other(1)		42.1	7.0%		34.2	7.4%
Total	52,658	$599.8	100.0%	56,248	$460.9	100.0%

(1)	Other includes Tech Fees, Residency Fees, School of Lifelong Learning, Commencement, and Other Revenues.

Challenges

Walden is subject to complex and ever-changing business, economic, legal, regulatory, political, and tax environment risks which may be difficult to adequately address. With Title IV participation, Walden faces the regulatory oversight and policies of the US Department of Education (DOE) which include a measure of financial responsibility for an institution or its parent as determined by the Department. Due to the DOE financial responsibility composite score of Walden’s parent corporation, Laureate Education, Inc., Walden is not a member of the National Council for State Authorization Reciprocity Agreement (NC-SARA). Therefore, Walden is required to manage state recognition and approvals on an independent state-by-state basis. Walden plans to grow its operations organically by: 1) adding new programs and course offerings; 2) investing in brand awareness; and 3) continuing to focus on improving student experience to improve persistence and graduation rates. Walden’s success in growing its institution will depend on the ability to anticipate and effectively manage these and other risks related to operating in a challenging and competitive environment.

Regulatory Environment and Other Matters

Walden’s business is subject to varying laws and regulations of the United States and state and local jurisdictions. These laws and regulations are subject to updates and changes. Walden cannot predict the form of the rules that ultimately may be adopted in the future or what effects they might have on its business, financial condition, results of operations and cash flows. Walden will continue to develop and implement necessary changes that enable it to comply with such laws and regulations.

As Walden’s business is subject to regulatory oversight, from time to time it must respond to inquiries about its compliance with the various statutory requirements under which it operates. On September 16, 2020, Laureate advised Adtalem of the DOJ Investigation. Subsequently, Walden disclosed the DOJ Investigation to the HLC. On October 13, 2020, Laureate advised Adtalem that Walden had received a letter from the HLC notifying Walden that the HLC seeks to assign a public Governmental Investigation designation to Walden University. On November 9, 2020, the HLC assigned the designation of “Under Governmental Investigation” to Walden, which will remain in place until the President of the HLC determines the institution has resolved the issues that led to the designation.

Pursuant to its access rights under the terms of the Purchase Agreement, Adtalem is continuing to conduct its own investigation of the matters addressed in the DOJ and HLC correspondence, including reviewing relevant documents and other information and interviewing relevant Laureate and/or Walden personnel. As a condition to closing the Proposed Walden Acquisition, certain designated regulatory authorities, including the HLC, must consent to the Proposed Walden Acquisition. Pursuant to Section 5.05(a) of the Purchase Agreement, the parties are required to cooperate and use reasonable best efforts to obtain those designated pre-closing consents from, among others, the HLC. Consistent with the HLC’s policies and procedures, a Governmental Investigation designation by the HLC could delay or prevent the HLC’s approval of a substantive change application to approve the proposed Acquisition. We continue to evaluate these regulatory developments and the potential impact, if any, on the Proposed Walden Acquisition.

If we were to obtain the HLC’s approval prior to resolution of the Governmental Investigation and were to close the Acquisition, an adverse outcome of the Governmental Investigation could materially and adversely impact the Walden business that we acquire and we may not realize the benefit of the proposed acquisition and could also have adverse impact on our results post-transaction.

Walden accrues for a liability when it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. The disclosures, accruals or estimates, if any, resulting from the foregoing analysis are reviewed and adjusted to reflect the effect of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. At this time, Walden does not believe that this matter will have a material effect on its financial position, results of operations, or cash flows.

Key Business Metric

Enrollment

Enrollment is Walden’s lead revenue indicator and represents its most important non-financial metric. Walden defines “enrollment” as the number of students registered in a course, and not having officially withdrawn or graduated, within three terms prior to or on the date reported. New enrollments provide an indication of future revenue trends. Total enrollment is a function of continuing student enrollments and new student enrollments offset by graduations and attrition. Attrition is defined as a student leaving the institution before completion of the program. To minimize attrition, Walden has improved its technology to help students along their journey and has further improved programs that assist students in remedial education, writing skills, mentoring, and counseling. Walden operates on multiple academic calendars that are offered based on the program design or modality. Walden is predominately an academic quarter-based institution but also offers semester programs, competency-based subscriptions (monthly term starts), and on-demand lifelong learning courses. Quarterly and semester terms also offer mid-term starts, while many programs offer “off-cycle” term starts as well. In Walden’s most recently completed academic year, it offered 31 full term starts, with at least one in each calendar month. This frequency of term starts provides flexibility and convenience for students to participate and continue their studies — Walden has a number of students that step in and step out of class to accommodate personal circumstances. As such, another key measure of enrollment is the number of revenue producing students, defined as those currently participating in a revenue producing educational activity.

Principal Components of Income Statement

Total Revenues, net of Scholarships

The majority of Walden’s revenue is derived from tuition and educational services. The amount of tuition generated in a given period depends on the price per credit hour and the total credit hours or price per program taken by the enrolled student population. The price per credit hour varies by program and by degree level. Additionally, varying levels of discounts and scholarships are offered depending on market-specific dynamics and individual achievements of Walden’s students. Total Revenues are recognized net of scholarships, other discounts, refunds, and waivers. In addition to tuition revenues, Walden generates other revenues from student technical fees, residency fees and other education-related activities. These other revenues are less material to Walden’s overall financial results and have a tendency to trend with tuition revenues. The main drivers of changes in revenues between periods are student enrollment and price. Walden continually monitors market conditions and carefully adjusts its tuition rates or discounting strategy to meet local demand levels. Walden proactively seeks the best price and content combinations to remain competitive in all the markets in which it operates.

Direct Costs

Walden’s direct costs include labor and operating costs associated with the delivery of education and educational services to its students, including the cost of wages, payroll taxes and benefits, information technology, depreciation and amortization, rent, utilities, and product development. Direct costs also include those costs to promote, advertise in support of lead generation and subsequent enrollment of its students in order to grow future total enrollments. As Walden expands, these costs may grow slightly ahead of enrollment growth as investments are made in anticipation of future enrollment growth. In general, a significant portion of Walden’s direct costs tend to be variable in nature and trend with enrollment.

General and Administrative Expenses

Walden’s general and administrative (G&A) expenses primarily consist of costs associated with executive management, finance, legal, and other departments that do not provide direct operational services. G&A, as reflected in the carve-out financial statements, also include allocations of Laureate corporate functions. Refer to Walden’s combined financial statements, Note 2. Significant Accounting Policies contained elsewhere in this offering memorandum, for a description of the methodologies employed in assigning costs. Bad debt expense, which trends with revenues, is also included in general and administrative expenses.

Factors Affecting Comparability

Beginning in 2018, Walden University de-emphasized international student recruiting and instead has focused on a much narrower geographical recruitment strategy. While this has impacted comparable new student enrollments, total student enrollments and revenue, it has had minimal impact on EBITDA or operating income as this business was essentially breakeven due to high student acquisition costs and bad debt expense (variable expenses).

With the adoption of ASU 2018-15 in 2019, system investments in externally hosted computing environments are treated as prepaid expenses and charged to the combined statement of operations over the life expectancy of the investment. In 2018 and prior, these costs were capitalized as fixed assets and depreciated. The amount paid in 2019 for hosted computing environments was $8.2 million and the amount expensed was $0.4 million which would have been in depreciation and amortization under former accounting treatment. As such, the 2019 income statement impact is immaterial, however the $8.2 million is shown in the statement of cash flow as operating activity in 2019 and similar spend would have been included as investing activities in 2018 and prior. For the nine months ended September 30, $7.2 million of hosted computing environment spend was included in in cash flow operating activity for 2020 compared to $4.6 million in 2019.

Results of Operations

The following discussion of the results of Walden’s operations is organized as follows:

Summary Comparison of Combined Results; and Non-GAAP Financial Measure.

Summary Comparison of Combined Results

Discussion of Significant Items Affecting the Combined Results for the Nine Months Ended September 30, 2020 and 2019

(in millions)	2020	2019	% Change Better/(Worse) 2020 vs. 2019
Total revenues, net of scholarships	$460.9	$449.5	3%
Direct costs	308.1	300.1	3%
General and administrative expenses	36.7	37.4	(2)%
Operating income	116.1	112.0	(4)%
Other income (expense)	(0.2)	0.6	(133)%
Income before income taxes	115.9	112.6	3%
Provision for income taxes	(29.9)	(29.4)	2%
Net income	$86.0	$83.2	3%

Comparison of Combined Results for the Nine Months Ended September 30, 2020 and September 30, 2019

Total revenues, net of scholarships increased by $11.4 million to $460.9 million for the nine months ended September 30, 2020 from $449.5 million for the comparable period in 2019. Masters and undergraduate tuition revenue increased by 4.8% and 8.7% respectively, while other revenues increased 8.9%. As expected, revenues from doctoral programs declined 6.5% due to average student enrollment decline of 7% (including international). Doctoral enrollment has been strengthening throughout the year and as of September 30, 2020 Walden was down 4.5% as compared to September 30, 2019. Average revenue producing enrollments were up 1.5% for the nine months ended September 30, 2020 resulting in a $7.0 million increase in revenue (including average credit load and student mix of $(0.7) million). A strategy to reduce discounts in the US market contributed to increased revenue of $5.3 million (1.2% of net revenue) in 2020 versus 2019 despite increased enrollments. International revenue declined $1.4 million to $13.6 million for the nine months ended September 30, 2020 compared to $15.0 million in the comparable period in 2019.

Direct costs increased by $8.0 million to $308.1 million for the nine months ended September 30, 2020 from $300.1 million in the comparable period in 2019. Marketing and recruiting costs increased by $11.1 million mainly due to planned investment in a brand campaign of $12.6 million and lead generation spend increase of $0.5 million which was partially offset by reductions in enrollment and business development spending of $2.0 million. Student growth led to an increase of $1.7 million in instructional delivery costs while investments of $1.4 million in information technology to enhance the student experience and product development to meet increased course development activity were also made. Inflation, net of productivity actions, resulted in incremental cost of $1.2 million Expense reduction from cost control actions contributed to $7.4 million in savings, including $1.0 million from facility cost savings, a reduction of $5.7 million in face to face events from COVID-19, and $0.7 million in other cost efficiencies.

General and administrative expenses decreased by $0.7 million to $36.7 million for the nine months ended September 30, 2020 from $37.4 million for the comparable period in 2019. The primary drivers of the reduction were a planned temporary discontinuation of 401(k) company match of $2.3 million and reduced parent cost allocation of $0.8 million due to reductions in total corporate cost structure. These were partially offset by increased employee cash incentive compensation of $1.6 million and miscellaneous other of $0.8 million.

Provision for income taxes increased by $0.5 million to $29.9 million for the nine months ended September 30, 2020 from $29.4 million for the comparable period in 2019. This increase was directly related to the overall increase in taxable income for both state and federal taxes.

Discussion of Significant Items Affecting the Combined Results for the Years Ended December 31, 2019 and 2018

(in millions)	2019	2018	% Change Better/(Worse) 2019 vs. 2018
Total revenues, net of scholarships	$599.8	$612.9	(2)%
Direct costs	398.6	395.7	1%
General and administrative expenses	49.8	57.1	(13)%
Operating income	151.4	160.1	(5)%
Other income (expense)	0.4	0.3	33%
Income before income taxes	151.8	160.4	(5)%
Provision for income taxes	(39.2)	(45.5)	(14)%
Net income	$112.6	$114.9	(2)%

Comparison of Combined Results for the Year Ended December 31, 2019 to the Year Ended December 31, 2018

Total revenue, net of scholarships decreased by $13.1 million to $599.8 million for the year ended December 31, 2019 from $612.9 million for the year ended December 31, 2018. Masters and undergraduate tuition revenue each increased by 3%. However, this was more than offset by a decrease in doctoral tuition and other tuition revenue of $23.7 million and $0.6 million respectively. As expected, revenues from doctoral programs were most affected due to student enrollment decline of 9% driven by a decline in enrollment by international students. The decrease in revenues was largely due to additional discounts in the market in 2019 as compared to 2018 of $13.6 million, and a decline in international student enrollment, which resulted in a $8.4 million decrease. These decreases were partially offset by improved attrition and mix for continuing students, and higher average credit load per student in 2019, which accounted for an increase in revenues of $8.9 million.

Direct costs increased by $2.9 million in to $398.6 million for the year ended December 31, 2019 from $395.7 million for December 31, 2018. The primary drivers of the increase were information systems costs of $6.3 million, instructional delivery and academic support costs of $3.4 million, partially offset by declines in marketing and recruiting costs of $3.0 million, product development costs of $1.5 million, and facility costs of $2.3 million. The biggest drivers for increased costs in the IT and academic areas were investments in student experience of $3.1 million, depreciation increases of $1.7 million, and inflation and other costs of $4.9 million. Marketing and recruitment costs declined mainly due to a reduction in international marketing and enrollment costs of $6.2 million and a realignment of the US enrollment team reducing costs by an additional $1.5 million. This was partially offset by competitive pressures in US marketing spend and general inflation and mix / channel activity which increased costs by $4.7 million. Product development costs were reduced due to an internal reorganization and facility cost improvements were largely a result of the Walden team moving from the Laureate Baltimore, MD office location to Columbia, MD.

General and administrative expenses decreased by $7.3 million to $49.8 million in December 31, 2019 from $57.1 for the year ended December 31, 2018. The primary drivers of the reduction were a 2018 legal settlement and related legal fees of $3.0 million which were paid in 2018, an improvement in bad debt expense of $1.6 million due to improved collections and a decline in international student activity, a reduction of $0.8 million in 2019 incentive costs due to performance versus plan, accrued executive severance costs in 2018 of $1.4 million, and other expense reductions of $0.5 million.

Provision for income taxes decreased by $6.3 million to $39.2 million for the year ended December 31, 2019 from $45.5 million for the year ended December 31, 2018. This decrease was directly related to the overall reduction in taxable income for both state and federal taxes

Non-GAAP Financial Measure

Walden defines Adjusted EBITDA as Operating income plus depreciation and amortization, and share-based compensation expense. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.

Adjusted EBITDA is a key measure used by Walden’s management and board of directors to understand and evaluate its core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by Laureate in connection with the payment of incentive compensation to its team. Accordingly, Walden believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors.

The following table presents Adjusted EBITDA and reconciles net income from operations to Adjusted EBITDA for the nine months ended September 30, 2020 and 2019:

	Twelve Months ended September 30,	Nine Months ended September 30,		Year ended December 31,
(in millions)	2020	2020	2019	2019	2018
Net Income	$115.4	$86.0	83.2	$112.6	114.9
Plus:
Income tax expense	$39.7	29.9	29.4	39.2	45.5
Income before income taxes	$155.1	115.9	112.6	151.8	160.4
Plus:
Other income, net	$0.4	0.3	(0.3)	(0.2)	—
Interest income, net	$—	(0.1)	(0.3)	(0.2)	(0.3)
Operating income	$155.5	116.1	112.0	151.4	160.1
Plus:
Depreciation and amortization	$21.5	15.4	18.7	24.8	27.8
EBITDA	$177.0	131.5	130.7	176.2	187.9
Plus:
Share-based compensation expense(1)	$1.2	0.9	0.7	1.0	1.1
Adjusted EBITDA	$178.2	$132.4	$131.4	$177.2	$189.0

(1)	Represents non-cash, share-based compensation expense attributable to Walden employees from the Laureate plan pursuant to the provisions of ASC 718, “Stock Compensation.”

Comparison of Depreciation and Amortization and Share-based Compensation for the Nine Months Ended September 30, 2020 and 2019

Depreciation and amortization decreased by $3.3 million to $15.4 million for the nine months ended September 30, 2020 from $18.7 million for the nine months ended September 30, 2019. The decrease is primarily attributable to a smaller depreciable asset base in 2020 compared to 2019 and the adoption of ASU 2018-15, whereby certain cloud computing investments are now treated as prepaid assets and charged to the combined statement of operations. Prior to 2019, those costs were capitalized and amortized to depreciation and amortization expense. In 2020, Walden charged $2.0 million to the combined statement of operations (included in Adjusted EBITDA) for cloud computing costs compared to $0.2 million in 2019.

Share-based compensation expense increased by $0.2 million to $0.9 million for 2020 from $0.7 million for 2019.

The following table presents Adjusted EBITDA and reconciles net income (loss) from operations to Adjusted EBITDA for the years ended December 31, 2019 and 2018:

	Twelve Months ended September 30,	Nine Months ended September 30,		Year ended December 31,
(in millions)	2020	2020	2019	2019	2018
Net Income	$115.4	$86.0	83.2	$112.6	114.9
Plus:
Income tax expense	$39.7	29.9	29.4	39.2	45.5
Income before income taxes	$155.1	115.9	112.6	151.8	160.4
Plus:
Other income, net	$0.4	0.3	(0.3)	(0.2)	—
Interest income, net	$—	(0.1)	(0.3)	(0.2)	(0.3)
Operating income	$155.5	116.1	112.0	151.4	160.1
Plus:
Depreciation and amortization	$21.5	15.4	18.7	24.8	27.8
EBITDA	$177.0	131.5	130.7	176.2	187.9
Plus:
Share-based compensation expense(1)	$1.2	0.9	0.7	1.0	1.1
Adjusted EBITDA	$178.2	$132.4	$131.4	$177.2	$189.0

(1)	Represents non-cash, share-based compensation expense attributable to Walden employees from the Laureate plan pursuant to the provisions of ASC 718, “Stock Compensation.”

Comparison of Depreciation and Amortization and Share-based Compensation for the Years Ended December 31, 2019 and 2018

Depreciation and amortization decreased by $3.0 million to $24.8 million for the year ended December 31, 2019 from $27.8 million for the year ended December 31, 2018. The decrease is primarily attributable to a smaller depreciable asset base in 2019 compared to 2018 and the adoption of ASU 2018-15, whereby certain cloud computing assets are charged to the combined statement of operations, versus fixed assets that are amortized to depreciation and amortization expense.

Share-based compensation expense decreased by $0.1 million to $1.0 million for 2019 from $1.1 million for 2018.

Comparison of Walden Education Business Results for the Nine Months Ended September 30, 2020 to the Nine Months Ended September 30, 2019

Revenues increased by $11.4 million, a 3% increase from the comparable period in 2019.

•	Average revenue producing students increased 1.4% providing a $7.7 million increase in revenue for the period, less student mix and average credit load impacts of $0.7 million. New student enrollments were up by 1,624 or 6.8% for the nine months ended September 30, 2020 compared to the same period in 2019. Additionally, Walden saw the number of continuing students improve by 930 contributing to a 1.6% improvement in retention. Walden also continues to see declines in international student revenue of 9% or, $1.4 million due to a strategic shift in its geographic focus which began in 2018.

•	We experienced positive impacts from pricing due to a planned reduction in discounting which resulted in a $5.3 million revenue increase in for 2020.

Adjusted EBITDA increased by $1.0 million, a 0.8% increase compared to the comparable period in 2019. Increased revenue from new student growth, improved retention and reduced discounting was largely offset by additional marketing spending of $12.6 million from Walden’s brand campaign and inflation costs. Walden continues to be successful in managing other operational costs (net of investments) which include face to face cost elements due to COVID-19. In 2020, Walden charged $2.0 million to the combined statement of operations (included in Adjusted EBITDA) for cloud computing costs compared to $0.2 million in 2019.

Comparison of Walden Education Business Results for the Year Ended December 31, 2019 to the Year Ended December 31, 2018

Revenues decreased by $13.1 million, a 2% decrease from the comparable period in 2018.

•	Enrollment decreased during 2019 by 3%, decreasing revenues by $5.6 million. This decrease was almost exclusively attributable to Walden’s de-emphasis on international student recruitment.

•	The remaining balance of the decline or $7.5 million was primarily due to higher US discounts and scholarships of $13.6 million, partially offset by positive tuition pricing and average credit load increases of $6.1 million.

Adjusted EBITDA decreased by $11.8 million, a 6% decrease compared to 2018. This was primarily driven by US domestic discounting which resulted in a decrease of $13.6 million, as well as student experience investments and inflationary pressures. This was partially offset by tuition pricing, average credit load, and net student enrollment as well as in variable expenses relating to marketing and enrollment and general educational activity of $7.5 million.

Liquidity and Capital Resources

Liquidity Sources

Walden anticipates that cash flow from operations and available cash will be sufficient to meet its operating requirements for at least the next 12 months from the date of issuance of this report.

Walden’s primary source of cash is revenue from tuition charged to students in connection with its various education program offerings. The majority of Walden’s students finance the cost of their own education and/or seek third-party financing programs such as Title IV. Walden anticipates that it will continue to generate sufficient cash flow from operations to fund all growth and investment plans. Walden has no debt other than the long-term portion of operating leases.

As of September 30, 2020, Walden’s primary source of liquidity was cash and cash equivalents, including restricted cash equivalents, of $146.7 million. Walden’s cash accounts are maintained with high-quality financial institutions with no significant concentration in any one institution.

As of December 31, 2019, Walden’s primary source of liquidity was cash and cash equivalents, including restricted cash equivalents, of $210.2 million.

Liquidity Restrictions

Walden’s liquidity is affected by restricted cash balances, which totaled $142.5 million as of September 30, 2020. For December 31, 2019 and 2018, restricted cash balances totaled $151.8 million and $148.5 million, respectively.

Restricted cash consists of cash equivalents held to collateralize standby letters of credit in favor of the DOE. These letters of credit are required by the DOE in order to allow Walden’s U.S. institutions to participate in the Title IV program. As of September 30, 2020, Walden had approximately $124.7 million posted as LOCs in favor of the DOE. As of December 31, 2019, and 2018, Walden had approximately $126.3 million posted as LOCs in favor of the DOE.

As part of Walden’s normal operations, its insurers issue surety bonds on its behalf, as required by various state education authorities in the United States. Walden is obligated to reimburse its insurers for any payments made by the insurers under the surety bonds. As of September 30, 2020, the total face amount of these surety bonds was $17.8 million. As of December 31, 2019, and 2018, the total face amount of these surety bonds was $25.5 million and $22.2 million, respectively.

Liquidity Requirements

Walden’s short-term liquidity requirements include: lease obligations; working capital; operating expenses; capital expenditures; and business development activities.

Long-term liquidity requirements are related to lease obligations.

Debt

Walden has no debt obligations other than certain lease obligations that were previously accounted for as operating leases prior to the adoption of ASC 842.

Leases

Walden conducts a significant portion of its operations from leased facilities. These facilities include Walden’s institution’s home office and other office locations in the US. As discussed in Note 4, Leases, in Walden’s combined financial statements contained elsewhere in this offering memorandum, Walden has significant liabilities recorded related to its leased facilities, which will require future cash payments.

Capital Expenditures

Capital expenditures consist of purchases of property and equipment, leasehold improvements, expenditures for internally capitalized software, and expenditures for deferred costs. Walden’s capital expenditure program is a component of its liquidity and capital management strategy. This program includes discretionary spending, which Walden can adjust in response to economic and other changes in its business environment, to grow its institution through the following: (1) program expansion at institutions; (2) information technology to improve student experience and to increase efficiency and controls; and (3) online content refresh. Walden has minimal non-discretionary capital expenditures. Walden funds its capital expenditures through cash flow from operations and has no concerns regarding its ability to deliver its long-term growth strategy in this manner.

Walden’s total capital expenditures were $10.2 million and $10.3 million during the first nine months of 2020 and 2019 respectively. For the years ended December 31, 2019 and 2018, Walden’s total capital expenditures were $14.5 million and $21.9 million respectively. For comparability purposes, an additional $6.7 million in cloud computing investments were made in 2019 that, due to GAAP requirements, are included in prepaid expenses and other current assets.

Cash Flows

The following table summarizes Walden’s cash flows from operating, investing, and financing activities for the nine months ended September 30, 2020 and 2019:

(in millions)	2020	2019	% Change Better/(Worse)
Cash provided by (used in):
Operating activities	$107.4	$113.2	$(5.8)
Investing activities	(10.2)	(10.3)	0.1
Financing (Parent) Activities	(160.7)	(155.8)	(4.9)
Net change in cash and restricted cash	$(63.5)	$(52.9)	$(10.6)

Comparison of Cash Flows for the Nine Months Ended September 30, 2020 to the Nine Months Ended September 30, 2019

Operating activities

Cash provided by operating activities decreased by $5.8 million to $107.4 million for the nine months ended September 30, 2020, compared to $113.2 million for the same period in 2019. This decrease in operating cash flows during 2020 was primarily due to increased working capital requirements and other investments (including cloud computing spending) of $6.8 million (largely accounts payable driven) partially offset by an improvement in Operating Income of $4.1 million (Adjusted EBITDA increase of +$1.0 million).

Investing activities

Investing activity was relatively flat year over year at $10.2 million in 2020 versus $10.3 million in 2019.

Financing activities

Financing activities reflect the net change in activity between Walden and Laureate, inclusive of cash sweep activity, for each fiscal year with a net decrease of $160.7 million in the nine months ended September 30, 2020 compared to a net decrease of $155.8 million during the same period in 2019. See Note 2 in the combined financial statements of Walden contained elsewhere in this offering memorandum, for additional information.

The following table summarizes Walden’s cash flows from operating, investing, and financing activities for each of the past two fiscal years:

(in millions)	2019	2018	% Change Better/(Worse)
Cash provided by (used in):
Operating activities	$145.5	$158.9	$(13.4)
Investing activities	(14.5)	(22.0)	7.5
Financing (Parent) Activities	(125.3)	(80.1)	(45.2)
Net change in cash and restricted cash	$5.7	$56.8	$(51.1)

Comparison of Cash Flows for the Year Ended December 31, 2019 to the Year Ended December 31, 2018

Operating activities

Cash provided by operating activities decreased by $13.4 million to $145.5 million for 2019, compared to $158.9 million for 2018. This decrease in operating cash flows during 2019 was primarily due to a reduction in Operating Income of $8.7 million (Adjusted EBITDA of $11.8 million) and 2019 investments in prepaid assets for cloud computing systems of $6.7 million, which were previously accounted for as investment activity).

Investing activities

Cash flows from investing activities decreased by $7.5 million to $14.5 million in 2019 from $22.0 million in 2018, largely driven by $6.7 million in prepaid assets for cloud computing systems in 2019 that are considered operating activities (previously considered investment activities due to the adoption of ASU 2018-15). The remainder of $0.8 million is reduced capital expenditures.

Financing activities

Cash flows from financing activities decreased by $45.2 million to $125.3 million in 2019 from $80.1 million in 2018. Financing activities reflect the net change in activity between Walden and Laureate, inclusive of cash sweep activity, for each fiscal year. See Note 2 in the combined financial statements of Walden contained elsewhere in this offering memorandum, for additional information.

Contractual Obligations

The following table reflects a summary of Walden’s contractual obligations as of December 31, 2019:

Payments due by period

(in millions)	Total	less than 1 year	1-3 years	3-5 years	More than 5
Operating lease obligations(1)	$12.8	$2.9	$5.2	$4.6	$—

(1)	Represents the minimum future operating lease payments as of December 31, 2019.

Off-Balance Sheet Arrangements

As of September 30, 2020, December 31, 2019 and December 31, 2018, Walden had the following off-balance sheet arrangements:

Standby Letters of Credit

As of September 30, 2020, Laureate had outstanding letters of credit (LOCs), which consisted primarily of the following:

•	Walden fully cash-collateralized its portion of Laureate’s LOC of $124.7 million in favor of the DOE, which is included in restricted cash. This LOC is required to allow Walden to continue participating in the DOE Title IV program.

As of December 31, 2019, Laureate had outstanding letters of credit (LOCs), which consisted primarily of the following:

•	For December 31, 2019 and 2018, Walden fully cash-collateralized Walden’s portion of Laureate’s LOC of $126.3 million in favor of the DOE, which is included in restricted cash. This LOC is required to allow Walden to continue participating in the DOE Title IV program.

Surety Bonds

As part of Walden’s normal operations, its insurers issue surety bonds on its behalf, as required by various state education authorities in the United States. Walden is obligated to reimburse its insurers for any payments made by the insurers under the surety bonds. As of September 30, 2020, the total face amount of these fully cash-collateralized surety bonds was $17.8 million compared to $25.5 million as of September 30, 2019. For December 31, 2019, the total face amount of these fully cash-collateralized surety bonds was $25.5 million compared to $22.2 million on December 31, 2018.

Critical Accounting Policies and Estimates

The preparation of Walden’s combined financial statements in conformity with GAAP requires Walden’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Walden’s significant accounting policies are discussed in Note 2, Significant Accounting Policies, in Walden’s combined financial statements contained elsewhere in this offering memorandum. Walden’s critical accounting policies require the most significant judgments and estimates about the effect of matters that are inherently uncertain. As a result, these accounting policies and estimates could materially affect Walden’s financial statements and are critical to the understanding of its results of operations and financial condition. Management has discussed the selection of these critical accounting policies and estimates with the audit committee of the board of directors.

Goodwill

Each year, a qualitative assessment is performed to determine the likelihood of an impairment for the institution. If it is determined that an impairment has likely incurred, a quantitative approach using market value assessment and discounted projected cash flows would be performed to determine the impairment value. No impairment to goodwill was recognized in the nine months ended September 30, 2020, and for the years ended December 31, 2019 and 2018.

Long-Lived Assets

Walden evaluates its long-lived assets, specifically property and equipment to determine whether events or changes in circumstances indicate that the remaining estimated useful lives of such assets may warrant revision or that their carrying values may not be fully recoverable.

Indicators of impairment include, but are not limited to:

•	a significant deterioration of operating results;

•	a change in regulatory environment;

•	a significant change in the use of an asset, its physical condition, or a change in management’s intended use of the asset;

•	an adverse change in anticipated cash flows; or

•	a significant decrease in the market price of an asset.

If an impairment indicator is present, Walden evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to result from the use and eventual disposition of the assets. If the assets are determined to be impaired, the impairment recognized is the excess of the carrying amount over the fair value of the assets. Fair value is generally determined by the discounted cash flow method. The discount rate used in any estimate of discounted cash flows is the rate commensurate with a similar investment of similar risk. Walden uses judgment in determining whether a triggering event has occurred and in estimating future cash flows and fair value. Changes in Walden’s judgments could result in impairments in future periods. Walden recorded no impairment on long-lived or finite-lived assets in the nine months ended September 30, 2020, and for the years ended December 31, 2019 and 2018.

Deferred Costs

Deferred costs on the combined balance sheets consist primarily of direct costs associated with online course development and are capitalized after technological feasibility has been established. Deferred online course development costs are amortized to program delivery costs on a straight-line basis over the estimated period that the associated products are expected to generate revenues. Deferred online course development costs are evaluated on a quarterly basis through review of the corresponding course catalog. If a course is no longer listed or offered in the current course catalog, then the costs associated with its development are written off.

As of September 30, 2020, the unamortized balance of online course development costs was $21.2 million with Walden’s total deferred costs at $100.8 million and accumulated amortization of $(79.6) million.

As of December 31, 2019, and 2018, the unamortized balances of online course development costs were $20.2 million and $20.9 million, respectively. At December 31, 2019 and 2018, Walden’s total deferred costs were $98.1 million and $96.4 million, respectively, with accumulated amortization of $(77.9) million and $(75.5) million, respectively.

Income Taxes

Walden records the amount of income taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the expected future tax consequences of events that is has recognized in its combined financial statements. Walden exercises judgment in assessing future profitability and the likely future tax consequences of these events.

Deferred Taxes

Estimates of deferred tax assets and liabilities are based on current tax laws, rates and interpretations, and, in certain cases, business plans and other expectations about future outcomes. Walden develops estimates of future profitability based upon historical data and experience, industry projections, forecasts of general economic conditions, and its own expectations. Walden’s accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in its accounting estimates. Changes in existing tax laws and rates, their related interpretations, as well as the uncertainty generated by the current economic environment, may impact the amounts of deferred tax liabilities or the valuations of deferred tax assets.

Tax Contingencies

Walden is a party to a Tax Sharing arrangement with Laureate whereby Walden pays the parent for a tax amount equivalent to estimated taxable income (inclusive of deferred tax considerations) at tax effective rates. As a result, there are no tax contingencies for the institution.

Revenue Recognition

Walden’s revenues primarily consist of tuition and educational service revenues. Walden also generates other revenues from student fees, residency fees and other education-related activities. These other revenues are less material to Walden’s overall financial results and have a tendency to trend with tuition revenues. Revenues are recognized when control of the promised goods or services is transferred to Walden’s customers, in an amount that reflects the consideration Walden expects to be entitled to in exchange for those goods or services. These revenues are recognized net of scholarships and other discounts, refunds, and waivers. For further description, see also Note 2, Revenue Recognition, in Walden’s combined financial statements contained elsewhere in this offering memorandum.

Allowance for Doubtful Accounts

Receivables are deemed to be uncollectible when they have been outstanding for nine months, or earlier when collection efforts have ceased, at which time they are written off. Prior to that, Walden records an allowance for doubtful accounts to reduce its receivables to their net realizable value. Walden’s allowance estimation methodology is based on the age of the receivables, the status of past-due amounts, historical collection trends, current economic conditions and student enrollment status. In the event that current collection trends differ from historical trends, an adjustment is made to the allowance account and bad debt expense.

Share-Based Compensation

Key, though limited, management employees for Walden participate in the Laureate stock compensation program. Laureate has granted restricted stock, restricted stock units, stock options, and performance awards for which the vesting is based on its annual performance metrics. The annual cost of share-based compensation is $1.0 million and $1.1 million for 2019 and 2018 respectively.

Recently Issued Accounting Standards

Refer to Note 2, Significant Accounting Policies — Recently Adopted Accounting Pronouncements, in Walden’s combined financial statements contained elsewhere in this offering memorandum for recently issued accounting standards.